Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2018, by and among Potbelly Corporation, a Delaware corporation (the “Company”), on the one hand, and Privet Fund LP, a Delaware limited partnership (“Privet Fund”), Privet Fund Management LLC, a Delaware limited liability company (“Privet Fund Management”), Ryan Levenson, solely in his capacity as a Principal and Portfolio Manager of Privet Fund Management LLC and Ben Rosenzweig, solely in his capacity as a Partner of Privet Fund Management LLC (the “Privet Designee” and collectively with Privet Fund, Privet Fund Management and Ryan Levenson, “Privet”), on the other hand. The Company and Privet are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on November 16, 2017, Privet filed a Schedule 13D (the “Schedule 13D”) with the SEC disclosing beneficial ownership of 1,294,112 shares, or approximately 5.2%, of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, on February 7, 2018, Privet submitted notice (the “Nomination Notice”) of its intent to nominate four candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2018 Annual Meeting; and

WHEREAS, the Company and Privet have determined for the good of stockholders to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Effective upon the execution of this Agreement and simultaneous with the Company’s completion of its obligations under Sections 1(b) and 1(e), Privet withdraws the Nomination Notice.

(b) Effective upon the execution of this Agreement, the Board increases the size of the Board from nine to ten directors and appoints the Privet Designee to, and seats the Privet Designee on, the Board.

(c) Simultaneously with the execution of this Agreement, the Privet Designee is executing and delivering to the Company a resignation letter in the form attached hereto as Exhibit A (the “Resignation Letter”).

(d) The Company shall (i) include the Privet Designee in its proxy statement and proxy card for the 2018 Annual Meeting as a director candidate of the Board, (ii) recommend to the stockholders of the Company the election of the Privet Designee to the Board at the 2018 Annual Meeting and (iii) solicit proxies in favor of the election of the Privet Designee to the Board at the 2018 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees (collectively, the “Election Support Efforts”).

(e) For any Annual Meeting subsequent to the 2018 Annual Meeting, as long as the Privet Designee is on the Board, the Company shall irrevocably notify Privet in writing (the “Renomination Notice”) no less than forty-five (45) calendar days before the last day of the advance notice window pursuant to the Company’s Amended and Restated Bylaws if the Privet Designee will be nominated by the Company for election as a director at such Stockholder Meeting and, if the Privet Designee consents in writing to such nomination within five (15) calendar days of receipt of such Renomination Notice and is to be so nominated, shall provide full Election Support Efforts for the election of the Privet Designee at such Stockholder Meeting. Notwithstanding anything to the contrary contained herein, to the extent the Company nominates the Privet Designee for election as a director at the 2019 Annual Meeting, as indicated in the Renomination Notice, and the Privet Designee consents in writing to such nomination, then, with immediate effect and for the remainder of the term of this Agreement, (i) the Ownership Minimum under Section 1(h) hereof shall be reduced to 3% of the Company’s then-outstanding shares of Common Stock, (ii) the Ownership Cap under Section 3(a) hereof shall be increased to 14.9% of the then-outstanding shares of Common Stock, and (iii) the Terminable Date under Section 11(a) hereof shall be extended to the date that is 30 days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2020 Annual Meeting.

(f) Effective immediately upon the execution of this Agreement, the Board appoints and seats the Privet Designee to the Compensation Committee of the Board. The Privet Designee or any Replacement Designee (as defined below) shall be entitled to continuously serve on the Compensation Committee of the Board until the Termination Date. In addition, upon the reasonable request of the Privet Designee, the Board shall consult with the Privet Designee regarding the appointment of the Privet Designee to one or more other committees of the Board, with the understanding that the intent of the Parties is that the Privet Designee or any Replacement Designee shall be considered for membership on committees of the Board in the same manner as other members of the Board, subject to Section 1(g) hereof. The Privet Designee shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which the Privet Designee is not a member, and to receive the same information as other directors. The Privet Designee or any Replacement Designee, as applicable, shall receive prior written notice of any proposal to form a new committee and shall be considered for appointment to any new committee on the same basis as the other Board members, taking into consideration applicable skill sets and the number of committees on which the all directors, including the Privet Designee or any Replacement Designee, already serve.

(g) Privet agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Privet Designee from any portion of a Board or committee meeting to the extent the Board or any such committee is deliberating and/or taking action (including, but not limited to, the formation of a special committee of the Board, subject to the Privet Designee’s right to prior notice of the formation of such special committee) with respect to (i) this Agreement, including the interpretation and enforcement thereof, (ii) any demands made by Privet or its Affiliates with respect to the Company, (iii) the Privet Designee’s breach of this Agreement or failure to comply with the Company’s charter, bylaws or policies that are applicable to all directors or (iii) any proposed transaction between the Company and Privet or its Affiliates.

For the avoidance of doubt, consistent with his fiduciary duties as a director of the Company, the Privet Designee shall consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between Privet or the Privet Designee, on the one hand, and the Company, on the other hand.

(h) Subject to Section 1(d) above, if at any time Privet ceases to beneficially own at least 4% of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments, the “Ownership Minimum”) solely because of divestitures of such stock by Privet, (i) the rights of Privet and obligations of the Company pursuant to this Section 1 shall terminate immediately, (ii) the Privet Designee shall immediately tender his resignation pursuant to the Resignation Letter (it being understood that the Board shall have the right to decline to accept such resignation) and (iii) the right of any Privet Designee to indemnification from the Company and its insurance coverage shall continue unchanged as it relates to the time period prior to such resignation.

(i) Until the Termination Date, in the event that the Privet Designee ceases to be a director of the Company, Privet shall be entitled to designate, subject to the approval (not to be unreasonably withheld, conditioned or delayed) of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in accordance with this paragraph, a candidate for replacement of the Privet Designee (such replacement, a “Replacement Designee”). Any Replacement Designee shall qualify as an “independent director” under applicable rules of the SEC, the NASDAQ rules and applicable governance policies of the Company. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within ten Business Days after the Board has completed a background investigation with respect to such candidate; provided that the commencement of such background investigations shall not be unreasonably delayed. Any such replacement candidate shall deliver to the Nominating Committee a completed standard director questionnaire (in the form to be provided by the Company) and a duly executed irrevocable letter of resignation as director in the form of the Resignation Letter. Within five Business Days following the Nominating Committee’s approval of a Replacement Designee, which approval shall not be unreasonably withheld, conditioned or delayed, the Board shall appoint such Replacement Designee to the Board. In the event the Nominating Committee declines to approve a candidate for the Replacement Designee, Privet may propose one or more additional candidates for the Replacement Designee, subject to the above criteria and time periods, until a Replacement Designee is appointed.

(j) While the Privet Designee or any Replacement Designee serves as a director of the Board, the Privet Designee or any Replacement Designee, as the case may be, shall receive compensation (including equity based compensation, if any) for Board and committee meetings attended, an annual retainer and benefits (including expense reimbursements) on the same basis as all other non-employee directors of the Company.

2. Voting Commitment. Until the Termination Date, Privet shall, or shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”) and (ii) any other proposal submitted to the stockholders at a Stockholder Meeting (except for those related to Extraordinary Transactions), in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event both Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than Director Proposals), Privet would be permitted to vote all or some shares of Common Stock beneficially owned by it and over which it has voting power at such Stockholder Meeting in accordance with the ISS and Glass Lewis recommendation.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 11(a)(i)), without the prior consent of the Board, Privet shall not, and shall instruct its Affiliates not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a) (i) subject to Section 1(e), acquire, offer to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis including, for the avoidance of doubt, exercise of any subscription rights granted to Privet), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 10.0% or more than of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board; or (ii) sell its shares of Common Stock other than in open market sale transactions where the identity of the purchaser is not known;

(b) (i) other than pursuant to Section 1(i) of this Agreement, nominate, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c) form, join or in any way knowingly participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with Privet or one or more of its Affiliates and Associates that agree to be bound by the terms and conditions of this Agreement);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among Privet and its Affiliates and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to amend any provision of the Company’s charter or bylaws;

(f) demand an inspection of the Company’s books and records;

(g) engage or continue to engage or use any private investigations firm or other person to investigate any of the Company’s directors, officers or employees or any of the Company’s Representatives;

(h) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (other than directly to the Board provided that such proposal does not require Privet to amend its Schedule 13D) to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(i) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(j) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(k) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Nothing in this Section 3 shall be deemed to (i) prohibit Privet or its Affiliates from communicating privately with the Company’s directors, officers, shareholders and Representatives so long as such private communications would not be reasonably determined, after consultation with outside counsel, to trigger public disclosure obligations for any party or would not circumvent any of Privet’s obligations under Sections 3(a) through 3(k) hereof, (ii) impose any restriction on a Privet Designee discharging her or his fiduciary duties as a director of the Company or (iii) prohibit Privet from making any disclosure required by rule, law, regulation or legal process or as requested by regulatory or judicial authority provided that (A) any such disclosures by Privet or its Affiliates complies with all existing confidentiality obligations of Privet and the Privet Designee with respect to the Company and (B) this clause (iii) would not be used to circumvent Privet’s obligations under Sections 3(a) through 3(k) hereof.

4. Mutual Non-Disparagement. Prior to the Termination Date, no party shall permit any of its Representatives to, without the written consent of the other party, make any public statement that constitutes or would reasonably be expected to constitute an ad hominem attack on or otherwise disparages any other party, any other party’s current and former directors of the Company in their capacity as such (including any director who was serving immediately prior to this Agreement), officers or employees (including with respect to such persons’ service at the other party), any other party’s subsidiaries, or any other party’s subsidiaries’ business or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of such other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (i) apply (A) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (B) to any disclosure required by applicable law, rules or regulations; or (ii) prohibit any person from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5. No Litigation. Prior to the Termination Date, each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Representatives, except for (i) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (ii) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates and (iii) the exercise of statutory appraisal rights; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

6. Public Statements; SEC Filings.

(a) No later than two Business Days following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor Privet shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b) No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide Privet and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Privet and its Representatives.

(c) No later than two Business Days following the date of this Agreement, Privet shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D shall be consistent with the terms of this Agreement and the Press Release. Privet shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7. Confidentiality.

(a) For so long as the Privet Designee is serving as a director on the Board, he may provide confidential information of the Company which the Privet Designee learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”), to Privet and its Representatives. Privet is executing a confidentiality agreement with the Company in the form attached hereto as Exhibit C (a “Confidentiality Agreement”), which shall govern Privet and the Privet’s Designee’s obligations with respect to Confidential Information.

(b) For the avoidance of doubt, the obligations under this Section 7 shall be in addition to, and not in lieu of, the Privet Designee’s confidentiality obligations under Delaware law and the charter, bylaws and applicable corporate governance policies of the Company, the current versions of which have been delivered to the Privet Designee before the execution of this Agreement.

8. Compliance with Securities Laws. Privet acknowledges that it understands its obligations under the U.S. securities laws. Subject to compliance with such laws, Privet and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company will notify Privet reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions hereto shall in any way limit Privet’s or its Representatives’ activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of Privet or its Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement.

9. Affiliates and Associates. Each party hereto shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10. Representations and Warranties.

(a) Privet represents and that it is sui juris and of full capacity. Privet represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Privet represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Privet warrants and covenants that in the event it proposes a Replacement Designee pursuant to Section 1(i), such Replacement Designee will be an Independent Director. Privet represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 1,294,112 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents and warrants that as of the date of this Agreement it has not directly or indirectly, including through its Representatives, alleged against Privet or its Associates any purported violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The Company warrants and covenants that it will not engage or continue to engage or use any private investigations firm or other person to investigate any of Privet’s principals, officers or employees or any of Privet’s Representatives.

11. Termination.

(a) Subject to Section 1(e), any party shall have the right to terminate this Agreement as to such party upon delivery to the other party of advance written notice of such termination at least five Business Days prior to the date of such termination (the effective date of termination, with respect to any party or all parties hereto, the “Termination Date”); provided, however, that no party shall be permitted to terminate this Agreement until the date that is 30 days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2019 Annual Meeting (the “Terminable Date”); provided, further, that no party shall be permitted to terminate this Agreement in any time period between the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at any Annual Meeting and the conclusion of such Annual Meeting. Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of Privet pursuant to Sections 1, 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to Privet pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach from Privet, or, if impossible to cure within 10 days, the Company has not taken substantive action to correct within 10 days following written notice of such breach from Privet; provided, however, that the obligations of Privet pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to Privet under Section 5; and

(ii) the obligations of the Company to Privet pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) Privet materially breaches its obligations in Sections 1, 2, 3, 4, 5, 7 or 8 or the representations and warranties in Section 10(a), or (B) the Privet Designee materially breaches this Agreement or the Company’s charter, bylaws or policies that are applicable to all directors, and such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach, or, if impossible to cure within 10 days, Privet has not taken substantive action to correct within 10 days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Privet pursuant to Section 5 shall terminate immediately in the event that Privet materially breaches its obligations under Section 5.

(b) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void as between the terminating party and all other parties hereto, but no termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

12. Expenses. The Company shall reimburse Privet within five (5) Business Days of the execution of this Agreement for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $115,000 in the aggregate.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (d) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (e) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

Potbelly Corporation 111 N. Canal Street, Suite 850 Chicago, Illinois 60606 Attention: Matt Revord Email: matt.revord@potbelly.com	Sidley Austin LLP 787 Seventh Avenue, 23rd Floor New York, NY 10019 Attention: Kai H. Liekefett Fax: (212) 839-5599 Email: kliekefett@sidley.com

If to Privet:	with mandatory copies (which shall not constitute notice) to:

Privet Fund LP 79 West Paces Ferry Road NW Suite 200B Atlanta, Georgia 30305 Attention: Ryan Levenson Email: ryanl@privetfund.com	Kleinberg, Kaplan, Wolff & Cohen, P.C. 551 Fifth Avenue, 18th Floor New York, NY 10176 Attention: Christopher P. Davis Fax: (212) 986-8866 Email: cdavis@kkwc.com

14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15. Specific Performance. The parties to this Agreement acknowledge and agree that the other party would be irreparably injured by an actual breach of this Agreement by the other party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Privet, as applicable; provided, further, that, for purposes of this Agreement, Privet shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of Privet; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a third party that, in each case, (i) would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and (ii) is submitted for a vote of the Company’s stockholders; (g) the term “Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the NASDAQ rules and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of Privet or any of its Affiliates or Associates; (h) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (l) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (m) the term “Third Party” refers to any person that is not a party hereto, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17. Miscellaneous.

(a) This Agreement, including all exhibits hereto, with the exception of the Confidentiality Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties hereto. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.

(d) Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

POTBELLY CORPORATION

By:	/s/ Alan Johnson

Name:	Alan Johnson
Title:	Chief Executive Officer

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

PRIVET:

PRIVET FUND LP

By:	/s/ Ryan Levenson

Name:	Ryan Levenson
Title:	Sole Manager

PRIVET FUND MANAGEMENT LLC

By:	/s/ Ryan Levenson

Name:	Ryan Levenson
Title:	Sole Manager

RYAN LEVENSON

/s/ Ryan Levenson

BEN ROSENZWEIG

/s/ Ben Rosenzweig

Exhibit A

Form of Resignation Letter

[•], 2018

Board of Directors

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Settlement Agreement (the “Agreement”), dated as of April 12, 2018, by and among Potbelly Corporation, a Delaware corporation (the “Company”), Privet Fund LP, a Delaware limited partnership (“Privet Fund”), Privet Fund Management LLC, a Delaware limited liability company (“Privet Fund Management”), Ryan Levenson and Ben Rosenzweig (the “Privet Designee” and, together with Privet Fund, Privet Fund Management and Ryan Levenson, “Privet”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably offer to resign from my position as a director of the Board and from any and all committees of the Board on which I serve, effective immediately upon (i) such time as Privet’s beneficial ownership in the Company falls below the Ownership Minimum solely because of divestitures of such stock by Privet; (ii) a material breach of the Settlement Agreement by Privet or the Privet Designee that terminates the Company’s obligations to Privet pursuant to Section 11(a)(ii) of the Settlement Agreement; or (iii) the Termination Date.

Very truly yours,

Exhibit B

Form of Press Release

POTBELLY APPOINTS BEN ROSENZWEIG TO BOARD OF DIRECTORS

Reaches Settlement Agreement with Privet Fund Management LLC

CHICAGO, April [X], 2018 (GLOBE NEWSWIRE) — Potbelly Corporation (NASDAQ:PBPB) today announced that it has expanded its Board of Directors (the “Board”) and appointed Ben Rosenzweig to the Board, effective immediately, and entered into a settlement agreement (the “Agreement”) with Privet Fund Management LLC and certain of its affiliates (“Privet”). Mr. Rosenzweig is a Partner of Privet Fund Management LLC. Pursuant to the Agreement, the Company will nominate Mr. Rosenzweig for election to the Board at its 2018 Annual Meeting of Shareholders (the “Annual Meeting”).

“On behalf of the Board, I welcome Ben to Potbelly,” said Pete Bassi, Chairman of the Board. “We are pleased to have reached this Agreement with Privet and look forward to working together constructively to create value for all Potbelly shareholders.”

Pursuant to the Agreement, among other things, Privet Fund LP has withdrawn its notice of intention to nominate four candidates for election to Potbelly’s Board and has agreed to vote in favor of all of the Board’s director nominees for election at the 2018 Annual Meeting.

“Potbelly is a well-known and respected brand and we see the opportunity for meaningful value creation at the Company,” said Mr. Rosenzweig. “I look forward to working with the Potbelly Board and management team as we pursue our common goal of enhancing shareholder value.”

The Agreement will be included as an exhibit to the Company’s current report on Form 8-K which will be filed with the Securities and Exchange Commission (“SEC”). Further details regarding the 2018 Annual Meeting will be included in the Company’s definitive proxy materials, which will be filed with the SEC and mailed to all Potbelly shareholders.

Potbelly is represented by Sidley Austin LLP and Mayer Brown LLP. Privet is represented by Kleinberg, Kaplan, Wolff & Cohen, P.C.

About Ben Rosenzweig

Mr. Benjamin L. Rosenzweig is a Partner at Privet Fund Management, LLC. Mr. Rosenzweig joined Privet Fund Management LLC in September 2008. He served as an Investment Banking Analyst in the corporate finance group at Alvarez & Marsal, LLC from June 2007 to May 2008, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has been an Independent Director of Cicero Inc., a provider of desktop activity intelligence, since February 23, 2017; Hardinge Inc., a designer, manufacturer and distributor of machine tools, since October 14, 2015; PFSweb, Inc., a global commerce service provider, since May 2013; and StarTek, Inc., a customer engagement business process outsourcer, since May 11, 2011. He served as a Director of RELM Wireless Corporation, a manufacturer of wireless communications equipment, from September 11, 2013 to September 27, 2015. Mr. Rosenzweig graduated Magna Cum Laude from Emory University with a Bachelor of Business Administration in Finance and a second major in Economics.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 400 shops in the United States and our franchisees operate over 50 shops domestically, in the Middle East, the United Kingdom, Canada and India. For more information, please visit our website at www.potbelly.com.

Important Additional Information

Potbelly Corporation (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s upcoming Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Company intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.2 to the Current Report on Form 8-K to be filed with the SEC on April [X], 2018 (“Exhibit 99.2”) will contain information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers in the Company’s securities. In the event that holdings of the Company’s securities change from the amounts printed in such Exhibit 99.2, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website www.potbelly.com in the “Investors” section or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Updated information regarding the identities of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Stockholders will be able to obtain any proxy statement, proxy card, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website in the “Investors” section of the Company’s website at www.potbelly.com.

Exhibit C

Form of Confidentiality Agreement

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, IL 60606

[•], 20[•]

[•]

Re:     Confidentiality Agreement

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of Ben Rosenzweig (the “Privet Designee”) to the Board of Directors (the “Board”) of Potbelly Corporation, a Delaware corporation (the “Company”), pursuant to the Settlement Agreement, dated as of April 12, 2018 (the “Settlement Agreement”), by and among the Company, Privet Fund LP, a Delaware limited partnership (“Privet Fund”), Privet Fund Management LLC, a Delaware limited liability company (“Privet Management”), and Ryan Levenson, solely in his capacity as a Principal and Portfolio Manager of Privet Fund Management LLC (“Mr. Levenson”), and Ben Rosenzweig, solely in his capacity as a Partner of Privet Fund Management LLC (“Mr. Rosenzweig”, and collectively with Privet Fund, Privet Management and Mr. Levenson, the “Privet Parties” and each, a “Privet Party”). Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Settlement Agreement.

1.	Upon the terms of, and subject to the conditions in, this letter agreement, the Privet Parties and their Representatives may receive certain Confidential Information (as defined herein) about the Company and its Affiliates from the Privet Designee or his Replacement Designee, solely in his capacity as a Director of the Company (in either case, the “Privet Director”) that is confidential and proprietary, the disclosure of which could harm the Company and its Affiliates. The Privet Director and the Privet Parties understand and agree that the Privet Director, when acting in his capacity as a Director of the Company shall be subject in all cases to the fiduciary duties to the Company and its stockholders imposed by Delaware law. Notwithstanding the foregoing, it is understood and agreed that the Privet Director shall not disclose to the Privet Parties or their Representatives (a) any confidential or proprietary information of any third party in the possession of the Company or any of its Affiliates that the Company or any of its Affiliates is prohibited from disclosing pursuant to a contractual or other legal obligation or duty of confidentiality that is identified as such to the Privet Director by or on advice of legal counsel or the Company; and (b) any legal advice or information that is identified to the Privet Director as protected by the Company’s or any of its Affiliates’ attorney-client privilege or attorney work-product privilege (both with respect to internal or external legal counsel), to the extent such information as identified in (a) and (b) is included in the Confidential Information.

2.	As a condition to the Privet Parties or any of their Representatives being furnished with confidential information that the Privet Director learned solely in his capacity as a Director of the Company, the Privet Parties agree to treat, and to instruct their Representatives to treat, any information, whether written or oral, that is furnished to the Privet Parties or their Representatives by or on behalf of the Privet Director, the Company or its Representatives and so identified, as confidential (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement, and to take or abstain from taking, and to instruct their Representatives to take or abstain from taking, certain other actions as set forth herein. The term “Confidential Information” includes, without limitation, all notes, analyses, data or other documents or materials furnished to the Privet Parties or their Representatives or prepared by the Privet Parties or their Representatives to the extent such materials reflect or are based upon, the Confidential Information. The term “Confidential Information” does not include information that (a) was within the Privet Parties’ or any of their Representatives’ possession prior to the date of the Prior NDA; (b) is or becomes available to the Privet Parties or their Representatives from a source other than the Company or its Representatives, provided that such information was not known by the Privet Parties or their Representatives to be subject to any legal, contractual or fiduciary obligation of confidentiality owed to the Company or an Affiliate thereof; (c) is or becomes generally available to the public other than as a result of a disclosure by the Privet Parties or their Representatives in violation of this letter agreement; or (d) has been or is independently developed by the Privet Parties or their Representatives without the use of the Confidential Information or in violation of the terms of this letter agreement.

3.	The Privet Parties hereby agree that they shall keep the Confidential Information confidential and shall use the Confidential Information solely for the purpose of monitoring and evaluating the Privet Parties’ investment in the Company; provided, however, that the Privet Parties may disclose the Confidential Information (a) to any of their Representatives who need to know such information for the purpose of monitoring and evaluating their investment in the Company or (b) as the Company may otherwise consent in writing. Any such Representative shall (i) be informed by the Privet Parties of the confidential nature of the Confidential Information, (ii) be subject to a contractual, legal or fiduciary obligation to keep the Confidential Information strictly confidential and (iii) make aware of the terms of this letter agreement. The Privet Parties agree to be responsible for any breaches of any of the provisions of this letter agreement by any of their Representatives as if they were a party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against the Privet Parties’ Representatives with respect to such breach). Notwithstanding the foregoing, nothing in this letter agreement shall restrict the Privet Director’s ability to seek the advice of his own counsel with respect to any aspect or query concerning his service as a Director of the Company.

4.	The Privet Parties hereby acknowledge that they are aware (and the Privet Parties shall also advise each of their Representatives that is provided Confidential Information) of their obligations under securities law and that the Confidential Information may contain material, non-public information concerning the Company. The Privet Parties further acknowledge the Privet Parties’ obligations and those of their Representatives (as applicable) under Section 8 of the Settlement Agreement.

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5.	Notwithstanding anything to the contrary provided in this letter agreement, in the event the Privet Parties or any of their Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, court order, similar judicial process, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or are otherwise required pursuant to applicable law, regulation or the rules of any governmental, national securities exchange or other regulatory authority to disclose all or any part of the Confidential Information, the Privet Parties agree, and agree to instruct their Representatives, to the extent permitted by applicable law, (a) to promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement and (b) to provide commercially reasonable cooperation to the Company, at the Company’s sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, the Privet Parties or their Representatives, as the case may be, may disclose only that portion of the Confidential Information which the Privet Parties or their Representatives reasonably believe, upon consultation with outside legal counsel, is legally required to be disclosed, and the Privet Parties or their Representatives shall inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information. For the avoidance of doubt, it is understood and agreed that there shall be no “applicable law,” “regulation” or “rule” requiring the Privet Parties or their Representatives to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Privet Parties or their Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company.

6.	Immediately following the termination of this letter agreement in accordance with its terms, the Privet Parties and their Representatives shall promptly destroy the Confidential Information and any copies thereof and confirm in writing to the Company that all such material has been destroyed in compliance with this letter agreement; provided, however, that the Privet Parties and their Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law, professional standards or the Privet Parties or their Representatives’ document retention policies of general application, or to the extent disclosed pursuant to an External Demand. To the extent any Confidential Information is retained pursuant to the proviso in the preceding sentence, the Privet Parties and their Representatives shall continue to be bound by the obligations contained herein with respect to such Confidential Information retained by the Privet Parties or their Representatives for such period of time as prescribed by this letter agreement.

7.	During the term of this Agreement and continuing for a period of 18 months following the termination of this Agreement, the Privet Parties and their Representatives shall not, without the prior written approval of the Board, directly or indirectly, for the Privet Parties or on behalf of, or in conjunction with, any other person or entity of any nature, solicit, canvass, approach, or induce any employee or contractor of the Company to terminate his, her or its employment or engagement with the Company or any of its Affiliates or Associates, other than by means of a general advertisement that is not directed at any particular employee or contractor of the Company.

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8.	The parties to this letter agreement acknowledge and agree that the other party would be irreparably injured by an actual breach of this Agreement by the other party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

9.	The Privet Parties agree that (a) none of the Company or its Representatives shall have any liability to the Privet Parties or any of their Representatives resulting from the selection, use or content of the Confidential Information by the Privet Parties or their Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any obligation on the part of the Company or its Representatives to provide the Privet Parties or their Representatives with any Confidential Information, nor shall it entitle the Privet Parties or their Representatives (other than the Privet Director in his or her capacity as a director of the Company and pursuant to the terms of the Settlement Agreement) to participate in any meeting of the Board or any committee thereof. This letter agreement shall not prohibit the Privet Director from sharing Confidential Information with the Privet Parties or their Representatives subject to the terms herein. All Confidential Information shall remain the property of the Company and its Affiliates. Neither the Privet Parties nor any of their Representatives shall by virtue of any disclosure of and/or the Privet Parties’ or their use of any Confidential Information acquire any rights with respect thereto; all such rights shall remain exclusively with the Company and its Affiliates. The Privet Parties and their Representatives shall not initiate contact with any officer or employee of the Company concerning Confidential Information other than as permitted by the terms of the Settlement Agreement, unless otherwise approved in writing by the Company; provided, however, the restrictions set forth in this sentence shall not apply to the Privet Director, acting in his or her capacity as such, or any other officer or employee of the Company who is also serving as a director; provided, further, the restrictions set forth in this sentence shall not apply to communications or contacts between Ben Rosenzweig and the Company’s Chief Legal Officer pursuant to Section 10 below or relating to notices required or permitted under the Settlement Agreement.

10.

From time to time prior to the termination of this letter agreement, Ben Rosenzweig shall be entitled to request, by written notice to the Company’s Chief Legal Officer, that the Company confirm whether or not members of the Board are then permitted to purchase or sell securities of the Company pursuant to the Company’s insider trading policy, in which

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case the Company will promptly inform Ben Rosenzweig whether or not such members are then so permitted to purchase or sell such securities pursuant to the Company’s insider trading policy. The Company hereby agrees that it shall promptly inform the Privet Director of the commencement of any “black-out” periods and permitted trading periods under the Company’s insider trading policy.

11.	No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties hereto.

12.	The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision hereof.

13.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state that may direct application of laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this Agreement brought by any party hereto in the United States District Court for the District of Delaware or, if there is no federal subject matter jurisdiction, in the Delaware Court of Chancery. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

14.	This letter agreement and the Settlement Agreement (including the exhibits thereto) constitute the only agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including without limitation, that certain Settlement Discussions Confidentiality Agreement by and among Privet Fund LP and the Company, dated as of March 24, 2018 (the “Prior NDA”). For the avoidance of doubt, nothing in this letter agreement supplements, modifies or amends the “Standstill Restrictions”, the entirety of which are contained in Section 3 of the Settlement Agreement. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

15.	This letter agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

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16.	Except as otherwise set forth herein, this letter agreement and the obligations and restrictions hereunder shall terminate 12 months from the date on which the Privet Director ceases to be a director of the Company; provided however, that any liability for breach of this letter agreement prior to such termination shall survive such termination.

17.	Each party to this letter agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed this letter agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

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Very truly yours,

POTBELLY CORPORATION

By:
Name:	Alan Johnson
Title:	Chief Executive Officer

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT

ACCEPTED AND AGREED TO BY:

PRIVET FUND LP

By:

Name:
Title:

PRIVET FUND MANAGEMENT LLC

By:

Name:
Title:

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT